UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 27, 2016

MB Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-55341	47-1696350
(State or other jurisdiction of	(Commission	(IRS Employer
Incorporation)	File Number)	Identification No.)

1920 Rock Spring Road, Forest Hill, Maryland	21050
(Address of principal executive offices)	(Zip Code)

(410) 420-9600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)         Effective September 27, 2016, the Boards of Directors of MB Bancorp, Inc. (the “ Company”) and its subsidiary, Madison Bank of Maryland (the “Bank”) removed Julia A. Newton from her positions as President and Chief Executive Officer of the Company and the Bank. In accordance with the terms of Ms. Newton’s employment agreements with the Company and the Bank, her employment with the Company and the Bank, as well as her service on the Boards of Directors of the Company and the Bank , will terminate on October 28, 2016.

(c)         Effective September 30, 2016, the Boards of Directors of the Company and the Bank appointed Philip P. Phillips as President and Chief Executive Officer of the Company and the Bank. Philip P. Phillips, age 60, served as President and Chief Executive Officer of Patapsco Bancorp, Inc. and its subsidiary, The Patapsco Bank, from August 2013 until those entities were acquired by another bank in August 2015, and stayed on with the acquiring bank for a one month period to assist in the transition. He joined The Patapsco Bank as Senior Vice President in March 2010 and was promoted to Executive Vice President in April 2012. Prior to that, Mr. Phillips was a Senior Vice President and Manager of Special Assets at Provident Bank, and M&T Bank through merger, from July 2008 to March 2010. From January 2007 until rejoining Provident Bank, he was a Senior Vice President and Regional Senior Credit Officer for Wells Fargo Bank where he assisted in establishing the Maryland Commercial Lending Office. Mr. Phillips’ banking experience spans 38 years and a variety of credit and lending positions at Maryland National Bank, NationsBank, Signet Bank and Provident Bank. Mr. Phillips is also an Adjunct Professor at Towson University. Mr. Phillips is not a party to, nor does he have a direct or indirect material interest in, any transaction or proposed transaction in which the Company or any affiliate thereof was or is a participant.

(d)         On September 27, 2016, the Boards of Directors of the Company and the Bank appointed Mr. Philip P. Phillips to serve as a director of the Company and the Bank, effective upon the resignation from the Boards of Directors of those entities by Ms. Newton on October 28, 2016. Mr. Phillips is expected to be appointed to the Executive, Asset Liability and Budget Committees of the Board of Directors of the Bank. Mr. Phillips’ 38 years of banking experience have provided him with strong leadership and managerial skills, as well as a deep understanding of the financial industry. In addition, Mr. Phillips’ knowledge of all aspects of the community banking business, combined with his success and strategic vision, position him well to serve as President and Chief Executive Officer and as a director of the Company and the Bank.

(e)         On September 30, 2016, the Company and the Bank entered into a two-year change in control agreement (the “Agreement”) with Philip P. Phillips. The Agreement has a two-year term, subject to renewal by the Board of Directors for an additional year beyond the then current expiration date. If, following a change in control of the Company or the Bank, either party or their successors terminates Mr. Phillips’ employment other than for cause, or if he voluntarily resigns upon the occurrence of circumstances specified in the agreements, Mr. Phillips will receive a severance payment under the agreements equal to three (3) times his then current base salary, or his base salary as of the date of the change in control, whichever is greater. In addition to this cash severance benefit, Mr. Phillips would receive continued health and dental insurance coverage until the first to occur of attainment of age 65, death or 12 months following termination of employment. The change in control agreements limit payments made to Mr. Phillips in connection with a change in control to amounts that will not exceed the limits imposed by Section 280G.

Item 8.01	Other Events

On September 30, 2016, the Company issued a press release announcing the termination of employment of Ms. Newton and the appointment of Mr. Phillips as President and Chief Executive Officer and as a director of the Company and the Bank. A copy of the press release is attached as an exhibit hereto.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

99.1	Press Release dated September 30, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MB BANCORP, INC.

Date: October 3, 2016	By:	/s/ Philip P. Phillips
Philip P. Phillips
President and Chief Executive Officer